 Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH BY
Keros Therapeutics, Inc.
OF
UP TO 10,950,165 SHARES OF ITS COMMON STOCK, AT A PURCHASE
PRICE OF $17.75 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 18, 2025 UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED,
THE “EXPIRATION TIME”) OR TERMINATED.

Keros Therapeutics, Inc., a Delaware corporation (the “Company,” “Keros,” “we,” “our” or “us”), is offering to purchase up to an aggregate of 10,950,165 shares of its common stock, $0.0001 par value per share (the “shares”), for an aggregate purchase price of up to $194.4 million, at a purchase price of $17.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).
As previously disclosed, following the conclusion of our process to evaluate strategic alternatives to maximize stockholder value, our Board of Directors unanimously determined to initiate a process to return $375.0 million in excess capital to stockholders. In furtherance of such plan, on October 15, 2025, we entered into (i) a stock purchase agreement with certain entities affiliated with ADAR1 Capital Management (collectively, the “ADAR1 Parties”, and such stock purchase agreement, the “ADAR1 Repurchase Agreement”) to repurchase 5,389,264 shares at a per share purchase price of $17.75 per share and (ii) a stock purchase agreement with certain entities affiliated with Pontifax Venture Capital (collectively, the “Pontifax Parties”, and such stock purchase agreement, the “Pontifax Repurchase Agreement”) to repurchase 4,787,331 shares at a per share purchase price of $17.75 per share. The ADAR1 Repurchase Agreement and the Pontifax Repurchase Agreement are collectively referred to as the “Repurchase Agreements”. The repurchase price under the Repurchase Agreements aggregated $180.6 million, and the repurchases from ADAR1 and Pontifax closed on October 15, 2025 and October 16, 2025, respectively. The purpose of the Offer is to return excess capital of $194.4 million to our stockholders as part of the Company’s capital return program.
Due to the proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered and not properly withdrawn exceeds 10,950,165 shares, the maximum number of shares we will purchase in the Offer at the purchase price of $17.75 per share. We expressly reserve the right, in our sole discretion, to change the purchase price per share and to increase or decrease the aggregate value of shares sought in the Offer or otherwise amend the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”), we may purchase in the Offer up to an additional 2% of our outstanding shares without amending or extending the Offer.
We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the Expiration Time, net to the seller in cash, less any applicable withholding taxes and without interest. If the Offer is fully subscribed, we would purchase 10,950,165 shares pursuant to the Offer at the purchase price of $17.75 per share, which would represent approximately 35.9% of the outstanding shares as of October 17, 2025.
The Offer is not conditioned upon any minimum number of shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 7.
The shares are listed and traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “KROS.” On October 17, 2025, the last full trading day before commencement of the Offer, the reported closing sales price of our shares on Nasdaq was $13.83 per share. Stockholders are urged to obtain a recent market quotation for the shares before deciding whether to tender their shares. See Section 8.
Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense under applicable U.S. law.
The Dealer Manager for the Offer is:
Goldman Sachs & Co. LLC

October 20, 2025

IMPORTANT
OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, AND GOLDMAN SACHS & CO. LLC (THE “DEALER MANAGER”), MACKENZIE PARTNERS, INC. (THE “INFORMATION AGENT”) OR COMPUTERSHARE TRUST COMPANY, N.A. (THE “DEPOSITARY”) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER, AND NEITHER WE, NOR THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAVE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. SEE SECTION 2.
If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:
•
if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at the address shown on the Letter of Transmittal;

•
if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3;

•
if you are a holder of vested options to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on November 11, 2025) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason; or

•
if you are a holder of restricted stock unit awards (“RSUs”), you may only tender shares that you have acquired through settlement of such RSUs sufficiently in advance of the Expiration Time in order to provide you with sufficient time to validly tender such shares in the Offer.

If you desire to tender shares and your certificates for those shares are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary at or prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.
Beneficial owners of shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We expressly reserve the right, in our sole discretion, to change the per share purchase price and to increase or decrease the aggregate value of shares sought in the Offer or otherwise amend the Offer, subject to applicable law. See Section 1.

In accordance with the rules of the SEC, we may purchase in the Offer up to an additional 2% of our outstanding shares without amending or extending the Offer. See Sections 1 and 15.
Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent for the Offer at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.
In connection with the Offer, we filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer, on October 20, 2025 (as it may be amended from time to time, the “Schedule TO”). Copies of the Schedule TO, including the exhibits and any amendments and supplements thereto, may be obtained at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.
We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.
Neither we, nor the Dealer Manager, the Information Agent or the Depositary have authorized any person to make any recommendation as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this document or to which we have referred you. Neither we, nor the Dealer Manager, the Information Agent or the Depositary have authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

i

SUMMARY
TERM SHEET
We are providing this summary term sheet for your convenience. Keros Therapeutics, Inc., a Delaware corporation, is at times referred to as the “Company,” “Keros,” “we,” “our” or “us.” We refer to shares of our common stock, par value $0.0001 per share, as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase (including the documents incorporated by reference herein) and the related Letter of Transmittal (together, as they may be amended and supplemented from time to time, the “Offer”) because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.
Who is offering to purchase my shares?
The issuer of the shares, Keros Therapeutics, Inc., a Delaware corporation, is offering to purchase the shares. See Section 1.
What will the purchase price for the shares be and what will be the form of payment?
Each share will be purchased by us at $17.75 per share. Only shares validly tendered, and not properly withdrawn upon the terms and conditions of the Offer, will be eligible for purchase in the Offer. However, due to the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the Offer is oversubscribed and more than 10,950,165 shares are properly tendered and not properly withdrawn at or prior to the Expiration Time.
All shares accepted for payment will be paid promptly after the expiration of the tender offer period, net to the seller in cash, less any applicable withholding taxes and without interest. See Sections 1 and 5.
Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We expressly reserve the right, in our sole discretion, to change the per share purchase price and to increase or decrease the aggregate value of shares sought in the Offer or otherwise amend the Offer, subject to applicable law. See Section 1.
On October 17, 2025, the last full trading day before the commencement of the Offer, the reported closing sales price of the shares on Nasdaq was $13.83 per share. We encourage you to obtain a recent market quotation for the shares before deciding whether to tender your shares.
How many shares will the Company purchase in the Offer?
Subject to the conditions to the Offer being satisfied or waived, we will purchase for cash up to an aggregate of 10,950,165 shares, for an aggregate purchase price of up to $194.4 million in the Offer, at a purchase price of $17.75 per share, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn at the same purchase price.
If the Offer is fully subscribed, we would purchase 10,950,165 shares pursuant to the Offer, which would represent approximately 35.9% of the outstanding shares as of October 17, 2025.
If more than 10,950,165 shares are properly tendered and not properly withdrawn at or prior to the Expiration Time, we will purchase all shares properly tendered on a pro rata basis, except for conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). In accordance with the rules of the SEC, we also expressly reserve the right to accept additional shares in the Offer, not to exceed 2% of our outstanding shares (approximately 609,321 shares, based on 30,466,069 shares of our common stock outstanding as of October 17, 2025), without amending or extending the Offer, and we could decide to purchase more shares, subject to applicable legal requirements. See Sections 1 and 7.
The Offer is not conditioned upon any minimum number of shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 7.

How will the Company pay for the shares?
The maximum aggregate purchase price for shares purchased in the Offer will be $194.4 million. We intend to pay for the purchase of the shares, including related fees and expenses, with cash on hand. See Section 9.
How long do I have to tender my shares; can the Offer be extended, amended or terminated?
You may tender your shares until the Offer expires.   The Offer will expire at 5:00 p.m., New York City time, on Tuesday, November 18, 2025, unless we extend it (such date and time, as they may be extended, the “Expiration Time”). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.
We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 15.
How will I be notified if the Company extends the Offer or amends the terms of the Offer?
If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.
What is the purpose of the Offer?
Following the conclusion of the Company’s process to evaluate strategic alternatives to maximize stockholder value, our Board of Directors unanimously determined to initiate a process to return $375.0 million in excess capital to stockholders. As previously disclosed, the Company entered into (i) a stock purchase agreement with certain entities affiliated with ADAR1 Capital Management (collectively, the “ADAR1 Parties”, and such stock purchase agreement, the “ADAR1 Repurchase Agreement”) to repurchase 5,389,264 shares at a per share purchase price of $17.75 per share and (ii) a stock purchase agreement with certain entities affiliated with Pontifax Venture Capital (collectively, the “Pontifax Parties”, and such stock purchase agreement, the “Pontifax Repurchase Agreement”) to repurchase 4,787,331 shares at a per share purchase price of $17.75 per share. The ADAR1 Repurchase Agreement and the Pontifax Repurchase Agreement are collectively referred to as the “Repurchase Agreements”. The repurchase price under the Repurchase Agreements aggregated $180.6 million, and the repurchases from ADAR1 and Pontifax closed on October 15, 2025, and October 16, 2025, respectively.
The purpose of the Offer is to return excess capital of $194.4 million to our stockholders as part of the Company’s capital return program. Our Board of Directors believes that, among other things, it is in the best interest of the Company to repurchase shares of our common stock and that at this time the Offer is a prudent and effective way to do so. After evaluating our balance sheet, cash flow and access to capital and our flexibility to further add to the potential growth of our business through access to capital markets, we believe that the Offer represents an attractive opportunity for us to return excess capital to those of our stockholders who elect to tender their shares, subject to the terms and conditions of the Offer.
What are the significant conditions to the Offer?
Our obligation to accept and pay for tendered shares depends upon a number of conditions that must be satisfied or waived at or prior to the Expiration Time, including:
•
that no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer, (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal, (3) may result in a delay in our ability to accept for payment or pay for some or all of the shares, (4) seeks to require us to repurchase or redeem any of our outstanding securities other than the shares, or (5) otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, prospects, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;
•
that our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•
that no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which (1) indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder, (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer, or (3) otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, prospects or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•
that no legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•
that no decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index, the Nasdaq-100 Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on October 17, 2025 shall have occurred;

•
that no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•
that no commencement or escalation, on or after October 19, 2025, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly involving the United States, shall have occurred;

•
that no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, shall be discovered or shall be threatened relating to (1) general political, market, economic, financial or industry conditions in the United States or (2) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•
that in the case of any of the matters described in the immediately preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

•
that no material change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer has occurred;

•
that no tender or exchange offer for any or all of our outstanding shares of common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•
that we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than anyone who publicly disclosed such current beneficial ownership in a filing with the SEC on or before October 17, 2025), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before October 17, 2025 disclosing current beneficial ownership of more than 5% of our outstanding shares of common stock, has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than by virtue of the consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares of common stock, or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•
that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the Nasdaq or eligible for deregistration under the Exchange Act.

The Offer is not conditioned on any minimum number of shares being tendered and is not subject to a financing condition.
How will the Offer affect the number of shares outstanding and the number of record holders?
As of October 17, 2025, there were 30,466,069 shares outstanding. If the Offer is fully subscribed, we would purchase 10,950,165 shares pursuant to the Offer, which would represent approximately 35.9% of the outstanding shares as of October 17, 2025. See Section 12.
If any of our stockholders:
•
who hold shares in their own name as holders of record; or

•
who are “registered holders” as participants in DTC’s system whose names appear on a security position listing, tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced.

Stockholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the Offer if we purchase shares in the Offer.
Shares acquired pursuant to the Offer will be cancelled.
Following the Offer, will the Company continue as a public company?
Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the Nasdaq or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase will not cause the shares to not continue to be eligible to be listed on the Nasdaq or to not continue to be eligible for registration under the Exchange Act. See Section 7.
How do I tender my shares?
If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Tuesday, November 18, 2025, or any later time and date to which the Offer may be extended:
•
if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at the address shown on the Letter of Transmittal;

•
if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3;

•
if you are a holder of vested options to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on November 11, 2025) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason; or

•
if you are a holder of RSUs, you may only tender shares that you have acquired through settlement of such RSUs sufficiently in advance of the Expiration Time in order to provide you with sufficient time to validly tender such shares in the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.
You may contact any of the Dealer Manager, the Information Agent or your broker for assistance. The contact information for the Dealer Manager and Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.
If I am a holder of vested stock options, how do I participate in the Offer?
If you are a holder of vested options to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on November 11, 2025) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.
If I am a holder of RSUs, how do I participate in the Offer?
If you are a holder of RSUs, you may only tender shares that you have acquired through settlement of such RSUs sufficiently in advance of the Expiration Time in order to provide you with sufficient time to validly tender such shares in the Offer.

What happens if more than 10,950,165 shares are tendered?
If the conditions of the Offer have been satisfied or waived and more than 10,950,165 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn at or prior to the Expiration Time, we will purchase shares from all holders who properly tender shares and do not properly withdraw them, on a pro rata basis. We will not accept shares subject to conditional tenders for which the condition was not satisfied, such as tenders conditioned on the acceptance of all shares tendered by a tendering holder.
Because of the proration provision described above, we may not purchase all of the shares that you tender. See Section 1.
If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
Yes. If you own beneficially or of record fewer than 100 shares in the aggregate, any shares you tender will be subject to the same terms and conditions of the Offer, including the proration provisions, as all other tenders pursuant to the Offer.
May I tender only a portion of the shares that I hold?
Yes. You do not have to tender all of the shares you own to participate in the Offer.
Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Tuesday, November 18, 2025, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, at the end of the day, New York City time, on Tuesday, December 16, 2025, the 40th business day after the commencement of the Offer. See Section 4.
How do I withdraw shares I previously tendered?
To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.
If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares.
Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares in the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Sections 2 and 11. You should discuss whether to tender your shares with your broker or other financial or tax advisors.
Will the Company’s directors and executive officers tender shares in the Offer?
Our directors and executive officers are entitled to participate in the Offer in the same manner as all other stockholders. All of our directors and executive officers have informed us that they do not intend to participate in the Offer. Assuming the completion of the Offer, the relative ownership interest in the Company held by our directors and executive officers will increase. Our directors and executive officers may, from time to time and in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price of $17.75 per share in the Offer. See Section 11.
If I decide not to tender, how will the Offer affect my shares?
Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding shares following the consummation of the Offer. See Section 2.
What is the recent market price of my shares?
On October 17, 2025, the last full trading day before the commencement of the Offer, the reported closing sales price of the shares on Nasdaq was $13.83 per share. You are urged to obtain a recent market quotation for the shares before deciding whether to tender your shares. See Section 8.
When will the Company pay for the shares I tender?
We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.
The preliminary results of the Offer and any proration will be announced by press release promptly after the expiration of the Offer. We will announce the final proration factor, if any, following the settlement of tenders by notice of guaranteed delivery and will commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer and guaranteed delivery period. We do not expect, however, to announce the final proration factor, if any, and begin paying for tendered shares until at least three (3) business days after the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will transmit payments for all shares accepted for payment pursuant to the Offer. See Section 5.
Will I have to pay brokerage commissions if I tender my shares?
If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.
Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?
Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration or termination of the Offer.
Commencing at least ten business days following the expiration or termination of the Offer, we may purchase additional shares in the open market, subject to market conditions, and may also purchase shares in private transactions, exchange offers, tender offers or otherwise.
Whether we make any purchases after the conclusion of the ten-business day period following the Expiration Time will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Offer, our business and financial performance and condition, the business and market conditions at the time, including the market price of the shares and limitations in the agreements governing our indebtedness, and such other factors as we may consider relevant. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer.

What are the U.S. federal income tax consequences if I tender my shares?
The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of shares from the Company. For a more detailed discussion of the U.S. federal income tax consequences of participating in the Offer, see Section 14.
If you are a Non-U.S. Holder (as defined in Section 14), if the receipt of cash by you is treated as consideration received in a sale or exchange, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions described in Section 14. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each stockholder. See Section 14. Thus, as a Non-U.S. Holder, you should expect that the Depositary or other applicable withholding agent will likely withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the Offer unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 14. If such tax has been withheld, but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 14 for additional information.
We recommend that you consult with your tax advisor with respect to your particular situation.
Will I have to pay stock transfer tax if I tender my shares?
We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.
Who can I talk to if I have questions?
If you have any questions regarding the Offer, please contact Goldman Sachs & Co. LLC, the Dealer Manager, or MacKenzie Partners, Inc., the Information Agent. Contact information for the Dealer Manager and Information Agent is set forth on the back cover of this Offer to Purchase.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
In this Offer to Purchase there are statements concerning our future operating results and future financial performance. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Offer to Purchase, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read the section titled “Risk Factors” set forth in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2025 and March 31, 2025, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could cause our actual results to differ materially from those expressed in any of our forward-looking statements.
Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements are made only as of the date of this Offer to Purchase, we cannot assure you that the forward-looking statements in this Offer to Purchase will prove accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
You should read this Offer to Purchase with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.
Certain numerical figures included in this Offer to Purchase have been subject to rounding adjustments. Accordingly, such numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

INTRODUCTION
To the Holders of Our Shares:
We invite our stockholders to tender shares of our common stock, $0.0001 par value per share (the “shares”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), we are offering to purchase up to an aggregate of 10,950,165 shares, for an aggregate purchase price of up to $194.4 million, at a purchase price of $17.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest.
The Offer will expire at 5:00 p.m., New York City time, on Tuesday, November 18, 2025, unless extended (such date and time, as they may be extended, the “Expiration Time”) or terminated.
Only shares validly tendered and not properly withdrawn will be eligible for purchase in the Offer. However, due to the proration provision described in this Offer to Purchase, all of the shares tendered may not be purchased if the Offer is oversubscribed and more than 10,950,165 shares are properly tendered and not properly withdrawn at or prior to the Expiration Time.
We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the Expiration Time, net to the seller in cash, less any applicable withholding taxes and without interest. If the Offer is fully subscribed, we would purchase 10,950,165 shares pursuant to the Offer, which would represent approximately 35.9% of the outstanding shares as of October 17, 2025.
Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We expressly reserve the right, in our sole discretion, to change the per share purchase price and to increase or decrease the aggregate value of shares sought in the Offer or otherwise amend the Offer, subject to applicable law. See Section 1.
In accordance with the rules of the SEC, we may purchase in the Offer up to an additional 2% of our outstanding shares without amending or extending the Offer. See Sections 1 and 15.
Tendering stockholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
The Offer is not conditioned upon any minimum number of shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 7.
Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary is making any recommendation as to whether you should tender or refrain from tendering your shares in the Offer. Neither we, nor the Dealer Manager, the Information Agent or the Depositary have authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and you should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.
Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.
As of October 17, 2025, there were 30,466,069 shares outstanding. The shares are listed and traded on the Nasdaq under the symbol “KROS.” On October 17, 2025, the last full trading day before the commencement of the Offer, the reported closing sales price of the shares on Nasdaq was $13.83 per share. Stockholders are urged to obtain a recent market quotations for the shares before deciding whether to tender their shares. See Section 8.

THE TENDER OFFER
1.   Number of Shares; Proration
General.   Upon the terms and subject to the conditions of the Offer, we will purchase up to an aggregate of 10,950,165 shares, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 at or prior to the Expiration Time, at a purchase price of $17.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest. If fewer than 10,950,165 shares are properly tendered and not properly withdrawn in accordance with Section 4 at or prior to the Expiration Time, we will buy all such shares.
The term “Expiration Time” means 5:00 p.m., New York City time, on Tuesday, November 18, 2025, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the SEC, we may purchase in the Offer up to an additional 2% of our outstanding shares (approximately 609,321 shares, based on 30,466,069 outstanding shares as of October 17, 2025) without amending or extending the Offer. See Section 15.
We will announce the preliminary results of the Offer and any proration by press release promptly after the expiration of the Offer. We do not expect, however, to announce the final proration factor, if any, and begin paying for tendered shares until at least three (3) business days after the Expiration Time. We will only purchase shares properly tendered and not properly withdrawn. We may not purchase all of the shares tendered if more than 10,950,165 shares (or such greater number of shares as we may choose to purchase subject to applicable law) are properly tendered and not properly withdrawn at or prior to the Expiration Time, because of the proration and conditional tender provisions of the Offer. We will return all shares tendered and not purchased pursuant to the Offer because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Time.
We expressly reserve the right, in our sole discretion, to change the per share purchase price and to increase or decrease the aggregate value of shares sought in the Offer or otherwise amend the Offer, subject to applicable law. We may increase the per share purchase price to an amount greater than $17.75 per share and increase the aggregate value of shares sought in the Offer to an amount greater than $194.4 million, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. In the event that we decide to purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.
If the Offer is oversubscribed and more than 10,950,165 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn at or prior to the Expiration Time, shares tendered will be subject to proration as described below.
If fewer than 10,950,165 shares are properly tendered and not properly withdrawn at or prior to the Expiration Time, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered.
If we:
•
change the per share purchase price;

•
increase the aggregate value of shares being sought in the Offer (and thereby increase the number of shares purchasable in the Offer) and such increase in the number of shares purchasable in the Offer exceeds 2% of our outstanding shares (approximately 609,321 shares, based on 30,466,069 outstanding shares as of October 17, 2025); or

•
decrease the aggregate value of shares being sought in the Offer (and thereby decrease the number of shares purchasable in the Offer); and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, at the end of the day, New York City time, on the tenth (10th) business day (as defined below) from, and including, the date on which notice of any such change is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten (10) business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
The Offer is not conditioned upon any minimum number of shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 7.
Priority of Purchases.   Upon the terms and subject to the conditions of the Offer, if more than 10,950,165 shares are properly tendered and not properly withdrawn at or prior to the Expiration Time (or such greater number of shares as we may elect to purchase subject to applicable law), subject to the conditional tender provisions described in Section 6, we will purchase all shares tendered (except shares tendered conditionally for which the condition was not satisfied) on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have acquired 10,950,165 shares. As a result of the proration and conditional tender provisions applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased. For example, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.
Proration.   If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than shares conditionally tendered, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. The preliminary results of the Offer and any proration will be announced by press release promptly after the expiration of the Offer. We will announce the final proration factor, if any, following the settlement of tenders by notice of guaranteed delivery and will commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer and the guaranteed delivery period. After the Expiration Time, stockholders may obtain preliminary proration information from the Dealer Manager or the Information Agent and also may be able to obtain the information from their brokers. We do not expect, however, to announce the final proration factor, if any, and begin paying for tendered shares until at least three (3) business days after the Expiration Time.
As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a minimum number of shares held by such stockholder.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.   Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans
Purpose of the Tender Offer.   We intend to pay for the purchase of the shares, including related fees and expenses, with cash on hand, as described in Section 9.
Following the conclusion of the Company’s process to evaluate strategic alternatives to maximize stockholder value, our Board of Directors unanimously determined to initiate a process to return $375.0 million in excess capital to stockholders. The purpose of the Offer is to return excess capital to our stockholders as part of the Company’s capital return program. Our Board of Directors believes that, among other things, it is in the best interest of the Company to repurchase shares of our common stock and that at this time the Offer is a prudent and effective way to do so. After evaluating our balance sheet, cash flow and access to capital and our flexibility to further add to the potential growth of our business through access to capital markets, we believe that the Offer represents an attractive opportunity for us to return excess capital to those of our stockholders who elect to tender their shares, subject to the terms and conditions of the Offer.
Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. Neither we, nor the Dealer Manager, the Information Agent or the Depositary have authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their financial and tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.
Certain Effects of the Offer.   Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on the Nasdaq or otherwise, at a net price significantly higher or lower than the purchase price of $17.75 in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its shares in the future.
Shares that we purchase in the Offer will be retired and will return to the status of authorized but unissued shares. The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and is likely to reduce the number of our stockholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our shares following completion of the Offer.
The accounting for our purchase of the shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to (i) the aggregate purchase price of the shares we purchase and (ii) related costs to repurchase the shares, inclusive of excise taxes. It will also result in a reduction in cash and cash equivalents and cash outflows from financing activities as a result of funding the purchase of the shares in the Offer and related fees and expenses. There will also be a reduction in the number of outstanding shares in an amount equal to the number of shares that we repurchase pursuant to the Offer, which will affect the calculation of our earnings per share.
For information regarding the intentions of our directors and executive officers to tender in the Offer or sell shares in the open market during the pendency of the Offer, see Section 11.
Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•
any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the Board of Directors (except that we may fill vacancies that arose from the resignations of Mr. Tomer Kariv and Mr. Ran Nussbaum), details of which have been included in our Current Report on Form 8-K filed with the SEC on October 15, 2025) or to change any material term of the employment contract of any executive officer;

•
any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•
any class of our equity securities to be delisted from the Nasdaq or ceasing to be authorized to be quoted on Nasdaq;

•
any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•
the suspension of our obligation to file reports under Section 15(d) or Section 13 of the Exchange Act;

•
the acquisition or disposition by any person of our securities; or

•
any changes in our charter or by-laws that could impede the acquisition of control of us.

Although we currently do not have any plans other than as disclosed in this Offer to Purchase that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events.
3.   Procedures for Tendering Shares
Valid Tender.   For a stockholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and at or prior to the Expiration Time:
•
a Letter of Transmittal properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and

•
either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.
If a broker, dealer, commercial bank, trust company or other nominee holds your shares, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your shares. We urge stockholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee to consult such party to determine whether transaction costs are applicable if they tender shares through such party and not directly to the Depositary and whether there is an earlier deadline for you to instruct them to accept the Offer on your behalf.
The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by the laws of the State of New York.
Stockholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Sections 6 and 14.
Book-Entry Transfer.   For purposes of the Offer, the Depositary will establish an account for the shares at DTC (the “book-entry transfer facility”) within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.
The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery.   The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees.   No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:
•
the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•
those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution.
See Instructions 1, 6 and 8 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as stated above. See Instructions 1, 6 and 8 to the Letter of Transmittal.
Guaranteed Delivery.   If you wish to tender shares under the Offer and your certificates for shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary at or prior to the Expiration Time, your tender may be effected if all the following conditions are met:
•
your tender is made by or through an eligible institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, at or prior to the Expiration Time; and

•
the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of one trading day after the Expiration Time, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message in the case of a book-entry transfer, and (2) all other required documents.
For these purposes, a “trading day” is any day on which Nasdaq is open for business.
A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.
Return of Unpurchased Shares.   The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that are equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right at or prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.
Procedures for Stock Options.   We are not offering, as part of the tender offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. If you are a holder of vested options to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on November 11, 2025) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.
If you are a holder of vested but unexercised options, you should evaluate the terms of this tender offer carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term during which you may exercise your options, and the provisions for priority, proration and the conditions of purchases described in Section 1. You should consult your own tax advisor to understand the particular tax consequences of such exercise to you.
RSUs.   We are not offering, as part of the Offer, to purchase RSUs, and tenders of such equity awards will not be accepted. You may only tender shares that you have acquired through settlement of such RSUs sufficiently in advance of the Expiration Time in order to provide you with sufficient time to validly tender such shares in the Offer.
Procedures for participants in the ESPP.   We are not offering, as part of the tender offer, to purchase contributions deducted via payroll which are being held for future share purchases under the Keros Therapeutics, Inc. 2020 Employee Stock Purchase Plan (“ESPP”). You may tender shares you have purchased under the ESPP.
U.S. Federal Backup Withholding Tax.   To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering stockholder pursuant to the Offer, prior to receiving such payments, each such stockholder must submit to the applicable withholding agent a correct, properly completed and executed Internal Revenue Service (“IRS”) Form W-9 in the case of a U.S. Holder (as defined in Section 14), or an applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 14), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the stockholder’s U.S. federal income tax liability, if any, and may entitle the stockholder to a refund, so long as the required information is timely furnished to the IRS. Stockholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
U.S. Federal Withholding for Non-U.S. Holders.   As described in Section 14, the U.S. federal income tax treatment to a Non-U.S. Holder (as defined in Section 14) of the receipt of cash in exchange for shares pursuant to the Offer will depend upon facts that are unique to each Non-U.S. Holder. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal withholding tax from the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable as described in Section 14. In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8BEN or W-8BEN-E (with respect to income tax treaty benefits) or IRS Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets any of the Section 302 Tests (defined in Section 14) or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the Offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Lost Certificates.   If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the transfer agent, Computershare Trust

Company, N.A., at (800) 736-3001. The transfer agent will instruct the stockholder as to the steps that must be taken in order to replace the certificates.
4.   Withdrawal Rights
You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 midnight, at the end of the day, New York City time, on December 16, 2025, the 40th business day after the commencement of the Offer, unless such shares have been accepted for payment as provided in the Offer. Otherwise, tenders of shares under the Offer are irrevocable.
For a withdrawal to be effective, a written notice of withdrawal must:
•
be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.
If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.
Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition described in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.
5.   Purchase of Shares and Payment of Purchase Price
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay for (and thereby purchase) up to 10,950,165 shares properly tendered and not properly withdrawn at the purchase price of $17.75 per share. We may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer.
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:
•
certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal, or, in the case of a book- entry transfer, an agent’s message, and

•
any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders entitled thereto.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the expiration or termination of the Offer.
Under no circumstances will we pay interest on the purchase price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be the responsibility of the holder and satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, may need to be submitted. See Instruction 7 of the Letter of Transmittal.
Any tendering stockholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) the IRS Form W-9 included with the Letter of Transmittal or, in the case of a non-U.S. person, an applicable IRS Form W-8 (or suitable substitute forms), may be subject to U.S. federal backup withholding tax equal to 24% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. In addition, Non-U.S. Holders (as defined in Section 14) may be subject to U.S. federal withholding tax at a rate of 30% on the gross proceeds paid pursuant to the Offer. See Sections 3 and 14 and the Letter of Transmittal for additional information.
6.   Conditional Tender of Shares
If the Offer is oversubscribed, shares tendered at or prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 10,950,165 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn at or prior to the Expiration Time, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by the tendering stockholder making a conditional tender, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.
After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to be less than 10,950,165 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 10,950,165 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.
7.   Conditions of the Tender Offer
Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after October 20, 2025 (except where another date is specified below) and at or prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), make it inadvisable to proceed with the Offer or with acceptance for payment:
•
there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•
challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer;

•
seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal;

•
may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•
seeks to require us to repurchase or redeem any of our outstanding securities other than the shares; or

•
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, prospects, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•
our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•
any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic foreign or supranational, which:

•
indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•
is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer; or

•
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, prospects or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•
any legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•
any decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index, the Nasdaq-100 or the Standard and Poor’s 500 Composite Index measured from the close of trading on October 17, 2025;

•
any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•
the commencement or escalation, on or after October 19, 2025, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly involving the United States;

•
any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered or is threatened relating to (1) general political, market, economic, financial or industry conditions in the United States or (2) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer; or

•
in the case of any of the immediately preceding three bullets existing at the time of the announcement of the Offer, as applicable, a material acceleration or worsening thereof;

•
any material change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•
a tender or exchange offer for any or all of our outstanding shares of common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•
we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than anyone who publicly disclosed such current beneficial ownership in a filing with the SEC on or before October 17, 2025), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before October 17, 2025 disclosing current beneficial ownership of more than 5% of our outstanding shares of common stock, has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than by virtue of the consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares of common stock, or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•
we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the Nasdaq or eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, provided that, in the event that one or more of the events described above occurs, we will as promptly as practical notify stockholders of our determination as to whether we: (i) waive or modify the applicable condition(s) and continue the Offer; or (ii) terminate the Offer. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we will disclose any material changes resulting therefrom and may be required to extend the Expiration Time. Any determination by us concerning the events described in this section will be final and binding upon all persons, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction.
The Offer is not conditioned on any minimum number of shares being tendered and is not subject to a financing condition.
8.   Price Range of Shares; Dividends
Price Range of Shares.   The shares are traded on the Nasdaq under the symbol “KROS.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the Nasdaq based on published financial sources.

	High	Low
Year Ended December 31, 2023:
First Quarter	$59.96	$39.98
Second Quarter	51.16	37.03
Third Quarter	44.95	31.17
Fourth Quarter	41.93	27.02
Year Ended December 31, 2024:
First Quarter	$73.00	$39.00
Second Quarter	67.30	43.30
Third Quarter	59.06	40.93
Fourth Quarter	72.37	15.33
Year Ending December 31, 2025:
First Quarter	$16.70	$9.71
Second Quarter	15.40	9.12
Third Quarter	16.30	13.13
Fourth Quarter (through October 17, 2025)	16.57	13.65
On October 17, 2025, the last full trading day before commencement of the Offer, the reported closing sales price of our shares on Nasdaq was $13.83 per share. We urge stockholders to obtain a recent market quotation for the shares before deciding whether to tender their shares.
We have never declared or paid dividends on our capital stock.
9.   Source and Amount of Funds
Assuming that the Offer is fully subscribed, the aggregate purchase price will be $194.4 million. We intend to pay for the purchase of the shares, including related fees and expenses, with cash on hand.
10.   Certain Information Concerning the Company
Overview of Our Business
We are a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”), family of proteins. We are a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, we have discovered and are developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients.
Since our inception in 2015, we have devoted the majority of our efforts into business planning, research and development of our product candidates, including by conducting clinical trials and preclinical studies, raising capital and recruiting management and technical staff to support these operations. To date, we have not generated any revenue from product sales as none of our product candidates have been approved for commercialization. We have historically financed our operations primarily through the sale of convertible preferred stock, common stock and cash received from licensing agreements.
Where You Can Find More Information
We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual reports with and furnish other information to the SEC relating to our business, financial condition and other matters. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
Incorporation by Reference
The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”):
•
Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025;

•
Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 6, 2025;

•
Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on August 6, 2025;

•
Current Reports on Form 8-K, filed with the SEC on January 15, 2025, January 21, 2025, March 6, 2025, March 31, 2025, April 10, 2025, April 18, 2025, May 29, 2025, June 9, 2025, July 15, 2025, July 17, 2025, August 6, 2025, August 6, 2025 (Items 5.02 and 8.01 only), August 20, 2025, September 8, 2025, and October 15, 2025; and

•
Proxy statement on Schedule 14A filed with the SEC on April 23, 2025 (to the extent incorporated in Part III of the Annual Report on Form 10-K for the year ended December 31, 2024).

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. We will provide without charge to each person a copy of any and all of the documents referred to herein, who makes a written or oral request, by writing or calling us at the following address or telephone number:
Keros Therapeutics, Inc.
1050 Waltham Street, Suite 302
Lexington, Massachusetts 02421
Attention: Investor Relations
Telephone: (617) 314-6297
Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.kerostx.com and our investor relations website address is https://ir.kerostx.com. Information on or accessible through our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.
11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
As of October 17, 2025, there were 30,466,069 outstanding shares of our common stock. If the Offer is fully subscribed, we would purchase 10,950,165 shares pursuant to the Offer at the purchase price of $17.75 per share, which would represent approximately 35.9% of the outstanding shares as of October 17, 2025.
Following the resignations of Mr. Tomer Kariv and Mr. Ran Nussbaum from our Board of Directors on October 15, 2025, details of which have been included in our Current Report on Form 8-K filed with the

SEC on October 15, 2025, as of October 17, 2025, our directors and executive officers as a group (10 persons) owned an aggregate of 3,979,215 shares, representing 13.1% of the total number of outstanding shares.
Our directors and executive officers are entitled to participate in the Offer in the same manner as all other stockholders. All of our directors and executive officers have informed us that they do not intend to participate in the Offer. Assuming the completion of the Offer, the relative ownership interest in the Company held by our directors and executive officers will increase. Our directors and executive officers may, from time to time and in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price of $17.75 per share in the Offer.
Beneficial Ownership
The following table sets forth certain information as of October 17, 2025 with respect to the beneficial ownership of our shares by:
•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our shares;

•
each of our directors;

•
each of our executive officers; and

•
all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
Our calculation of the percentage of beneficial ownership is based on 30,466,069 shares outstanding on October 17, 2025. Shares issuable under stock options that are currently exercisable or exercisable within 60 days of October 17, 2025 are deemed beneficially owned, and such shares are used in computing the percentage ownership of the person holding these options or restricted stock unit awards and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.
This table is based upon information supplied by our officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise noted below, the address for each executive officer and director listed in the table is c/o Keros Therapeutics, Inc., 1050 Waltham Street, Suite 302, Lexington, Massachusetts 02421.

Name of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Greater than 5% Stockholders
Madison Avenue Partners, LP(2)	2,614,402	8.6%
The Vanguard Group(3)	2,566,321	8.4%
BlackRock, Inc.(4)	2,036,788	6.7%
Executive Officers and Directors
Jasbir Seehra, Ph.D.(5)	1,779,219	5.6%
Keith Regnante(6)	213,077	*
Lorena Lerner(7)	22,941	*
Esther Cho(8)	121,155	*
Jean-Jacques Bienaimé(9)	14,250	*
Nima Farzan(10)	50,336	*
Carl L. Gordon, Ph.D., C.F.A.(11)	1,060,570	3.5%
Mary Ann Gray, Ph.D.(12)	58,423	*
Julius Knowles(13)	617,328	2.0%
Alpna Seth(14)	41,916	*
All directors and executive officers as a group (10 persons)(15)	3,979,215	12.2%

*
Represents less than 1% of our common stock.

(1)
To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)
Based solely on the Schedule 13G filed with the SEC on May 14, 2025 by Madison Avenue Partners, LP, Madison Avenue International LP, EMAI Management, LLC, Madison Avenue GP, LLC, Caraway Jackson Investments LLC and Eli Samaha. As of May 14, 2025, Madison Avenue International LP beneficially owned 2,614,402 shares of common stock. Madison Avenue Partners, LP and Madison Avenue GP, LLC, as the investment manager and general partner of Madison Avenue International LP, respectively, may be deemed to be the beneficial owner of the shares of common stock owned directly by Madison Avenue International LP. EMAI Management, LLC, as the general partner of Madison Avenue Partners, LP, may be deemed to be the beneficial owner of the shares of common stock owned directly by Madison Avenue International LP. Caraway Jackson Investments LLC, as the owner of Madison Avenue GP, LLC, may be deemed to be the beneficial owner of the shares of common stock owned directly by Madison Avenue International LP. Mr. Samaha, as the non-member manager of Madison Avenue GP, LLC, the managing member of EMAI Management, LLC, and the majority owner of Caraway Jackson Investments LLC, may be deemed to be the beneficial owner of the shares of common stock owned by Madison Avenue International LP. The principal business address for each of Madison Avenue Partners, LP, Madison Avenue International LP, EMAI Management, LLC, Madison Avenue GP, LLC, Caraway Jackson Investments LLC and Eli Samaha is 150 East 58th St, 14th Fl, New York, NY 10155.

(3)
Based solely on the Schedule 13G filed with the SEC on April 30, 2025, consists of 2,566,321 shares beneficially owned by The Vanguard Group. The Vanguard Group has sole voting power of no shares, shared voting power over 31,112 shares, sole dispositive power over 2,518,131 shares, and shared dispositive power over 48,190 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
The information shown is based solely upon disclosures filed on a Schedule 13G/A filed on January 26, 2024 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Consists of (i) 302,223 shares of common stock held by Dr. Seehra and (ii) 1,476,996 shares issuable upon the exercise of options granted to Dr. Seehra that are exercisable within 60 days of October 17, 2025.

(6)
Consists of shares issuable upon the exercise of options granted to Mr. Regnante that are exercisable within 60 days of October 17, 2025.

(7)
Consists of shares issuable upon the exercise of options granted to Dr. Lerner that are exercisable within 60 days of October 17, 2025.

(8)
Consists of (i) 500 shares of common stock held by Ms. Cho and (ii) 120,655 shares issuable upon the exercise of options granted to Ms. Cho that are exercisable within 60 days of October 17, 2025.

(9)
Consists of (i) 200 shares of common stock held by Mr. Bienaimé and (ii) 14,050 shares issuable upon the exercise of options granted to Mr. Bienaimé that are exercisable within 60 days of October 17, 2025.

(10)
Consists of shares issuable upon the exercise of options granted to Mr. Farzan that are exercisable within 60 days of October 17, 2025.

(11)
The information shown is based, in part, upon disclosures filed on a Schedule 13D/A filed on December 13, 2023 by (i) OrbiMed Advisors LLC (“OrbiMed Advisors”), (ii) OrbiMed Capital GP VII LLC (“OrbiMed GP VII”), (iii), OrbiMed Genesis GP LLC (“Genesis GP”) and (iv) OrbiMed Capital LLC (“OrbiMed Capital”). Consists of (i) 899,212 shares of common stock held by OrbiMed Private Investments VII, LP (“OPI VII”), (ii) 119,522 shares of common stock held by OrbiMed Genesis Master Fund, L.P. (“Genesis”) and (iii) 41,836 shares issuable upon the exercise of options granted to Dr. Gordon that are exercisable within 60 days of October 17, 2025. OPI VII and Genesis are collectively referred to as the OrbiMed Entities. OrbiMed GP VII is the general partner of OPI VII. OrbiMed Advisors is the managing member of OrbiMed GP VII. By virtue of such relationships, OrbiMed GP VII and OrbiMed Advisors may be deemed to have voting and investment power over the securities held by OPI VII and as a result may be deemed to have beneficial ownership over such securities. Genesis GP is the general partner of Genesis. OrbiMed Advisors is the managing member of Genesis GP. By virtue of such relationships, Genesis GP and OrbiMed Advisors may be deemed to have voting and investment power over the securities held by Genesis and as a result may be deemed to have beneficial ownership over such securities. OrbiMed Capital is a relying advisor of OrbiMed Advisors. OrbiMed Advisors exercises voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by the OrbiMed Entities. Carl L. Gordon, Ph.D., C.F.A., a member of OrbiMed Advisors, is a member of our Board. The business address of each of the OrbiMed Entities is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(12)
Consists of shares issuable upon the exercise of options granted to Dr. Gray that are exercisable within 60 days of October 17, 2025.

(13)
Consists of (i) 341,574 shares of common stock held by Partners Innovation Fund, LLC (“PIF I”), (ii) 232,727 shares of common stock held by Partners Innovation Fund II, L.P. (“PIF II”), (iii) 1,191 shares of common stock held by Mr. Knowles and (iv) 41,836 shares issuable upon the exercise of options granted to Mr. Knowles that are exercisable within 60 days of October 17, 2025. PIF I and PIF II are collectively referred to as the “Partners Entities.” Partners Innovation Fund, LLC (“Partners GP I”) is the ultimate general partner of PIF I, and Partners Innovation Fund II, LLC (“Partners GP II”) is the ultimate general partner of PIF II. Julius Knowles, a member of our Board, is a partner of each of Partners GP and Partners GP II, and, as a result, may be deemed to share voting and investment power with respect to the shares held by each of the Partners Entities. The address of each of the Partners Entities is 215 First Street, Suite 500, Cambridge, Massachusetts 02142.

(14)
Consists of shares issuable upon the exercise of options granted to Dr. Seth that are exercisable within 60 days of October 17, 2025.

(15)
Consists of (i) 1,897,149 shares of common stock and (ii) 2,082,066 shares issuable upon the exercise of options granted to our current executive officers and directors that are exercisable within 60 days of October 17, 2025.

Recent Securities Transactions
Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the shares during 60 days prior to the date hereof, except:
Date of Transaction	Reporting Person	Number of Shares	Price per Share	Nature of Transaction
10/14/2025	Ran Nussbaum	5,250	$0.00	Vesting of RSUs
10/14/2025	Tomer Kariv	5,250	$0.00	Vesting of RSUs
10/15/2025	Entities affiliated with ADAR1	5,389,264	$17.75	Repurchase of all shares of common stock held by entities affiliated with ADAR1
10/16/2025	Entities affiliated with Pontifax	4,787,331	$17.75	Repurchase of all shares of common stock held by entities affiliated with Pontifax
09/03/2025	Jasbir Seehra	90,500	$0.00	Issuance of RSUs
Agreements and Arrangements
Rule 10b5-1 Trading Plans.   Our executive officers and directors may from time to time enter into customary plans intended to satisfy the requirements of Rule 10b5-1 of the Exchange Act, pursuant to which they may execute purchases or sales of our common stock. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Under these plans, sales or purchases may be effected as specified in the plans, even if subsequent material and non-public information becomes available to the individuals who adopted the plans. Any transaction executed under the provisions of the plan will be reported through Form 144 and Form 4 filings with the SEC, to the extent required by law.
Employee Stock Purchase Plan.   In March 2020, our Board of Directors adopted and our stockholders approved the 2020 Employee Stock Purchase Plan (“ESPP”). The ESPP became effective on April 7, 2020. Under the ESPP, eligible employees can purchase shares of our common stock, based on a percentage of their compensation, subject to certain limits. The purchase price per share is equal to the lower of 85% of the fair market value of the Company’s common stock on the first trading day of the twenty-four month offering period, or on the applicable purchase date. Each offering under the ESPP consists of two twelve-month purchase periods. Under the ESPP, there is an annual increase on January 1 of each year from January 1, 2021 continuing through January 1, 2030, by the lesser of (i) 1.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, (ii) 455,852 shares or (iii) or a lesser number of shares as may be determined by the Board. On January 1, 2025, we increased the number of shares available for future grant under the ESPP by 405,547 shares. If purchase rights granted under the ESPP terminate without having been exercised, the shares of our common stock not purchased under such purchase rights will again become available for issuance under the ESPP. As of June 30, 2025, no shares of common stock were purchased under the ESPP. As of June 30, 2025, there was an aggregate of 1,653,408 shares reserved for future issuance under the ESPP.
Stock Incentive Plans.
Our Board of Directors adopted the 2017 Stock Incentive Plan (the “2017 Plan”) in February 2017, and our stockholders approved the 2017 Plan in March 2017. The 2017 Plan was most recently amended in March 2020. As of June 30, 2025, there was an aggregate of 417,043 shares of common stock issuable upon the exercise of outstanding options under the 2017 Plan. Any options or awards outstanding under the 2017 Plan remain outstanding and effective.
In April 2020, the 2020 Equity Incentive Plan (the “2020 Plan”) became effective, and, as a result, no further awards will be made under the 2017 Plan. The 2020 Plan provides for the grant of stock options qualifying as incentive stock options, to employees and for the grant of nonstatutory stock options, restricted stock awards, RSU awards, stock appreciation rights, performance stock awards and other forms of stock compensation to employees, consultants and directors. The 2020 Plan also provides for the grant of performance cash awards to employees, consultants and directors. Any previously granted awards under the 2017 Plan will remain outstanding in accordance with their respective terms. Under the 2020 Plan, there is an annual increase on January 1 of each year from January 1, 2021 continuing through January 1, 2030, by

4.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the Board. On January 1, 2025, the Company increased the number of shares available for future grant under the 2020 Plan by 1,622,188 shares. The awards granted under the 2020 Plan typically vest over a two- to four-year period and have a 10-year contractual term. As of June 30, 2025, there was an aggregate of 4,833,217 shares of common stock issuable upon the exercise of outstanding options and 867,775 shares of common stock issuable upon the vesting of the outstanding RSU awards under the 2020 Plan. Additionally, there were an aggregate of 1,689,821 shares reserved for future issuance under the 2020 Plan, including shares forfeited from the 2017 Plan.
Other Compensatory Arrangements.   The Company’s practices with respect to equity awards to its directors and executive officers as well as its equity ownership guidelines, compensation recovery policy for executive officers and limitations on hedging and pledging are described more fully in the Company’s proxy statement on Schedule 14A, filed with the SEC on April 23, 2025 (the “2025 Proxy Statement”). The Company also provides other compensatory arrangements to its employees, including officers, and directors, certain of which are described in the 2025 Proxy Statement.
From time to time the Company enters into offer letters of employment upon the hiring of certain executive officers which provide for the grant of equity awards, and the Company has entered into employment agreements with all of its executive officers that provide for accelerated vesting of equity awards in certain circumstances, as described in the 2025 Proxy Statement.
The foregoing descriptions of agreements and arrangements involving the shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.
Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.
12.   Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act
The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.
We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the Nasdaq, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the Nasdaq. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase of shares will not cause the shares to be delisted from the Nasdaq. See Section 7.
Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.
The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders.
If the Offer is fully subscribed, we would purchase 10,950,165 shares pursuant to the Offer, which would represent approximately 35.9% of the outstanding shares as of October 17, 2025.
13.   Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, regarding antitrust or any other regulatory matters that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares are subject to conditions. See Section 7.
14.   Material U.S. Federal Income Tax Consequences
General.   The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Code, Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders whose “functional currency” is not the U.S. dollar, former citizens or residents of the United States, persons for whom the sale of shares pursuant to the Offer would constitute a “wash sale” for U.S. federal income tax purposes, taxpayers electing a mark-to-market method of accounting, Non-U.S. Holders that hold (or that held, directly, indirectly or constructively, at any time during the shorter of the five-year period ending on the date of the sale of their shares pursuant to the Offer and their holding period for such shares) more than 5% of the Company’s common stock, partnerships or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements), stockholders holding the shares as part of a conversion transaction or constructive sale transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their shares through exercise of employee share options or otherwise as compensation. In addition, the discussion below does not consider the effect of the Medicare tax on net investment income, any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment purposes). We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.
As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.
The Offer should have no U.S. federal income tax consequences to stockholders that do not tender any shares in the Offer.

Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.
Non-Participation in the Offer.   U.S. Holders and Non-U.S. Holders that do not participate in the Offer should not be subject to U.S. federal income tax as a result of the Offer.
Material U.S. Federal Income Tax Consequences of the Offer to Tendering U.S. Holders
Characterization of Sale of Shares Pursuant to the Offer.   The sale of shares by a tendering U.S. Holder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The sale of shares will generally be treated as either a sale or exchange of shares by the U.S. Holder or the receipt of a distribution with respect to the shares. Under Section 302 of the Code, the sale of shares will be treated as a sale or exchange of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if under the U.S. Holder’s particular facts and circumstances the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”). At least one of the Section 302 Tests must be satisfied in order for the sale of shares by a tendering U.S. Holder for cash pursuant to the Offer to be treated as a sale or exchange of shares for U.S. federal income tax purposes.
Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the common stock that is actually owned by the U.S. Holder, but also common stock that is constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own common stock actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as common stock the U.S. Holder has an option to purchase.
The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in the Company if either (i) the U.S. Holder owns none of our common stock either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our common stock immediately after the sale of shares pursuant to the Offer and, with respect to common stock constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such common stock under procedures described in Section 302(c)(2) of the Code and the applicable Treasury regulations. U.S. Holders intending to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their own tax advisors.
The receipt of cash by a U.S. Holder will be a “substantially disproportionate” redemption with respect to the U.S. Holder if the percentage of our outstanding common stock (including shares) actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of our outstanding common stock (including shares) actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.
Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in the Company. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”
Contemporaneous dispositions or acquisitions of common stock by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the sale of shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.
Further, if other holders sell a greater percentage of their shares pursuant to the Offer than a particular U.S. Holder, the U.S. Holder’s proportionate interest in the Company may increase immediately following the Offer even if that U.S. Holder sells shares for cash pursuant to the Offer and does not (actually or constructively) acquire any other common stock, which would cause the U.S. Holder not to meet any of the Section 302 Tests.
U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.
Sale or Exchange Treatment.   If any of the above three Section 302 Tests is satisfied, and the sale of the shares pursuant to the Offer is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain non-corporate U.S. Holders (including individuals) are generally eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer. A U.S. Holder tendering its shares in the Offer may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the Offer if less than all of its shares are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. Holders owning more than one block of shares should consult their tax advisors concerning the mechanics and desirability of any such designation and the tax consequences of tendering shares pursuant to the Offer.
Distribution Treatment.   If none of the Section 302 Tests is met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the Offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at the reduced rates applicable to long-term capital gains on amounts treated as dividends. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of (and in reduction of) the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for any non-taxable return of capital discussed above) in the shares sold pursuant to the Offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer to them in light of their particular circumstances.
The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year.

Accordingly, if the sale of shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale will be treated as a dividend is unclear. However, U.S. Holders should be aware that the Company has received a significant payment during 2025 and therefore may have earnings and profits for the current year, so any U.S. Holder that determines the cash it receives will receive distribution treatment under the Section 302 tests summarized earlier should be aware of the potential for dividend treatment to apply to some part of that distribution.
We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.
Material U.S. Federal Income Tax Consequences of the Offer to Tendering Non-U.S. Holders
If a sale by a Non-U.S. Holder of shares pursuant to the Offer qualifies as a sale or exchange under any of the Section 302 Tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met, or (iii) the shares constitute U.S. real property interests, or USRPIs, by reason of the Company’s status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the Non-U.S. Holder’s disposition of, or its holding period for, the shares. A Non-U.S. Holder described in clause (i) above will be required to pay U.S. federal income tax on the gain recognized on the sale in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). A Non-U.S. Holder described in clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain recognized on the sale, which may be offset by certain U.S. source capital losses provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. The Company believes that it is not currently, and does not expect to become, a USRPHC as described in clause (iii); however, because the determination of whether the Company is a USRPHC depends on the value of its USRPIs relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance it is not a USRPHC or will not become one at the time of the Offer
If a sale of shares pursuant to the Offer by a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, amounts received by such Non-U.S. Holder pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Material U.S. Federal Income Tax Consequences of the Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). To claim the exemption from withholding for “effectively connected” income, the Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8ECI.

Because the satisfaction of the Section 302 Tests described above is dependent on matters of fact, the withholding agent generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the Offer are treated as distributions in respect of their shares. Furthermore, such withholding agent generally will presume that the distribution constitutes a dividend.
Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E reflecting that no or reduced withholding is required. See Section 3 for additional information. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal withholding tax if such Non-U.S. Holder meets any of the Section 302 Tests or if the Non-U.S. Holder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty or the exemption from withholding for “effectively connected” income, and withholding was applied at a higher rate. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the Offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
In addition, pursuant to the Foreign Account Tax Compliance Act, the regulations promulgated thereunder and official interpretations thereof, a payment to a Non-U.S. Holder treated as a dividend may be subject to withholding at a 30% rate (rather than a lower treaty rate) unless (i) in the case of a payment to a “foreign financial institution” (including any entity through which a Non-U.S. Holder receives the payment), such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution) or (ii) in the case of a payment to a “non-financial foreign entity” (including any entity through which a Non-U.S. Holder receives the payment), such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner (generally by providing an IRS Form W-8BEN-E). Any such withholding may be credited against, and therefore reduce, any 30% withholding tax on dividends as discussed above. In certain circumstances, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from these rules, which exemption is typically evidenced by providing appropriate documentation (such as an IRS Form W-8BEN-E). In addition, an intergovernmental agreement between the United States and the jurisdiction of a foreign financial institution may modify these rules. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of these rules on their disposition of shares pursuant to the Offer.
Information Reporting and Backup Withholding
Payments made in connection with the Offer may be subject to information reporting to the IRS and, as described in Section 3 above, possible backup withholding (at a 24% rate). Backup withholding may apply to payments of gross proceeds to a U.S. Holder unless the stockholder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares pursuant to the Offer should complete and sign an IRS Form W-9 (a copy of which is included with the Letter of Transmittal) in order to provide the information and certifications necessary to avoid backup withholding.
Certain stockholders (including, among others, most corporations) are not subject to these information reporting and backup withholding tax rules. See Instruction 10 of the Letter of Transmittal for additional information about backup withholding. Backup withholding generally will not apply to payments of gross proceeds pursuant to the Offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the stockholder to the IRS.

The above discussion is not intended to constitute a complete analysis of all U.S. tax consequences relating to participating in the Offer.
You should consult your own tax advisor concerning the tax consequences applicable in your particular situation.
15.   Extension of the Tender Offer; Termination; Amendment
Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the aggregate value of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would amend the Schedule TO accordingly and file such press release as an exhibit to the amended Schedule TO.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we change the per share purchase price, (b) decrease the aggregate value of shares being sought in the Offer (and thereby decrease the number of shares purchasable in the Offer), or (c) increase the aggregate value of shares being sought in the Offer (and thereby increase the number of shares purchasable in the Offer), and, such increase in the number of shares purchasable in the Offer exceeds 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.
16.   Fees and Expenses
We have retained Goldman Sachs & Co. LLC to act as the Dealer Manager, MacKenzie Partners, Inc. to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us.
In the ordinary course of business, including in their respective trading and brokerage operations and in a fiduciary capacity, Goldman Sachs & Co. LLC and its respective affiliates may hold positions, both long and short, for its own accounts and for those of their respective customers, in our securities. In addition, Goldman Sachs & Co. LLC and its respective affiliates may tender shares into the Offer for their own account or the accounts of their respective customers.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such persons to determine whether transaction costs may apply if stockholders tender shares through them and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.
Certain officers and employees of the Company may render services in connection with the Offer, but they will not receive any additional compensation for such services.
None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the significance or accuracy of such information.
None of the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering shares.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law, which legislation, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023 if the total value of the stock repurchased during the taxable year exceeds $1,000,000, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. For purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Because we are a Delaware corporation and our stock trades on Nasdaq, we are a “covered corporation” within the meaning of the Inflation Reduction Act, and while not free from doubt, it is anticipated that the Excise Tax will apply to our purchase of shares pursuant to the Offer and any other redemptions of our shares that occur during the same taxable year. The Excise Tax will not, however, apply to a repurchase or redemption of our shares that is treated as a dividend for U.S. federal income tax purposes. As discussed in Section 14, whether our purchase of shares from a stockholder pursuant to the Offer will be treated as a sale or exchange or as a distribution to the stockholder (which may be treated as a dividend) for U.S. federal income tax purposes will depend upon the stockholder’s particular facts and circumstances. To what extent the Company will be subject to the Excise Tax in connection with the Offer will depend on a number of factors, including the characterization of our repurchase of the shares for U.S. federal income tax purposes and the content of regulations and other guidance currently being written by the U.S. Treasury. We expect to pay the Excise Tax with respect to the Offer when due.

17.   Miscellaneous
We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the shares pursuant thereto, we will make a good faith effort to comply with such statute. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the shares in that state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the Offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.
After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. Copies of the Schedule TO, including the exhibits and any amendments and supplements thereto, may be obtained at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.
You should only rely on the information contained in this document or to which we have referred you. Neither we, nor the Dealer Manager, the Information Agent or the Depositary have authorized any person to make any recommendation as to whether you should tender or refrain from tendering your shares in the Offer. Neither we, nor the Dealer Manager, the Information Agent or the Depositary have authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.
October 20, 2025

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Computershare Trust Company, N.A.
By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Dealer Manager or the Information Agent at the telephone numbers and addresses listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, NY 10001
(212) 929-5500
or
Call Toll-Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com
The Dealer Manager for the Offer is:
Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
Attn: Equity Derivatives Group
Call: (212) 902-8226